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On April 4, 2014, Gloria K. Bowden, Associate General Counsel and Secretary of The Coca-Cola Company, appeared on CNBC’s Squawk on the Street to discuss the proposed 2014 Equity Plan described in the Company’s 2014 proxy materials being considered at the upcoming 2014 Annual Meeting of Shareowners. A transcript of the interview is set forth below.

CNBC – Squawk on the Street
April 3, 2014

Sara Eisen (CNBC Reporter): Coca-Cola is fighting back. Coke investor David Winters has recently launched a very public campaign protesting Coke’s compensation plan. He says it dilutes shareholders and handsomely rewards management. The equity plan is up for a vote at Coke’s annual meeting in less than three weeks. Joining us for Coke’s first response, Gloria Bowden, she’s the Associate General Counsel, Corporate Secretary for Coca-Cola, the head of Corporate Governance. Thanks for joining us here.

Gloria Bowden (Associate General Counsel and Secretary, The Coca-Cola Company): Sara, thank you so much for having me here today. I appreciate it.

Sara Eisen: So, David Winters says that Coke’s plan is “one of the most outrageous grabs of shareholder money in the history of commerce.” Why do you say he’s wrong?

Gloria Bowden: Well, I think there’s been a lot of misconceptions out there about this plan, and a lot of the numbers out there are really just plain wrong. And I think it’s important to really step back and think about the real reasons that we have this plan. You know, we have been granting equity awards to our employees for years at The Coca-Cola Company, and this plan does nothing to change the equity practices that we’ve had in the past. You know, a plan is just a vehicle; it’s just a way to deliver equity awards. So, this new plan allows us the ability to continue to grant equity awards in exactly the same ways we have in the past.

Sara Eisen: So, one of the arguments against that and why he says this is, in fact, new and different, is that you’re issuing more shares at a lower base, and therefore, the dilution is greater.

Gloria Bowden: Yeah, actually, the real dilution over the last three years has been less than 1 percent a year, and we expect it to be in that range going forward. This plan actually is very much in line with the plans that we have put forward to shareowners in the past, and that have had shareowner approval.

Sara Eisen: And one of the numbers that is getting a lot of attention from Mr. Winters – he said he calculates over the next four years, you would dilute existing shareholders by 14 to 16 percent. I mean, we’re talking about 26 to 28 billion dollars on top of Coke’s existing share. Do you—you dispute that number.

Gloria Bowden: We do, and when you look at dilution, you can start with a number, but there are many things that have to be deducted from that number; so, things, for example – awards that would be forfeited, shares that are repurchased with employee proceeds from stock options. Those things have to be deducted from that number. So, we know it will not be that number. The real number on dilution is much more in line with past practices and historical practices, which has been less than 1 percent per year.

Sara Eisen: And another one of your arguments has been that this is very much performance-based. It depends on what happens with the stock. How do you define those incentives for members of management?

Gloria Bowden: Well, there’s a number of ways. First of all, a lot of these awards are very dependent on stock price. Our investors really like that because management doesn’t get paid unless the company performs and unless our investors get an additional return on theirs. And in addition, our performance shares are based on economic profit, and that’s a great metric that we have disclosed very broadly in our proxy; even the exact targets are in our proxy statement. We’re a leader in disclosure around that.

Sara Eisen: And I know that, I mean, it is performance-based. Last year Muhtar Kent, CEO and Chairman, actually made 30% less than he made the previous year. I think we have the number – made about $20 million for the year. But then if you look at it versus other industry executives – for instance, the CEO of Pepsi Co., Indra Nooyi, made $12.6 million. How do you explain that gap for those who would look at that and say he’s paid way more than the industry average?

Gloria Bowden: Right. Sara, what’s important to know is that a lot of the numbers in our proxy statement are what we call potential compensation; they are compensation that a person could realize if and only if our company performs. So, let me give you an example – we had some performance shares that were coming due last year, but because we did not meet a very challenging internal target that we had set, those shares are paying out at zero. So, when we reported that in the proxy statement several years ago, that was reported at a potential of $5.6 million for the CEO. The actual payout is going to be zero.

Sara Eisen: Have you heard yet from Warren Buffett, who owns 9%, is the biggest shareholder of the company – who Mr. Winters also sent a letter to? He has not heard from him as of yesterday.

Gloria Bowden: Well, Mr. Buffett, of course, is a great shareowner. He’s our largest shareowner and a great friend of the company, and I would never presume to speak for Mr. Buffett or anybody else, but I think it’s important that, we listen to all of our shareowners. We really invite a dialogue on any number of topics, with a shareowner of the magnitude of Mr. Buffett or a much smaller shareowner as well.

Sara Eisen: Does he support the current pay plan for 2014?

Gloria Bowden: Again, I would never ever, never presume to speak for Mr. Buffett.

Sara Eisen: Howard Buffett, his son, is on the board of directors at Coca-Cola.

Gloria Bowden: He is.

Sara Eisen: There has also been a question raised by Mr. Winters about whether it’s appropriate to have the CEO, Muhtar Kent, as Chairman, as well, of the board of directors, whether there’s a conflict of interest there when it comes to determining management compensation.

Gloria Bowden: Well, our board strongly believes that a combined Chair and CEO is the right structure for our company. And it’s important to note that a Compensation Committee sets the compensation for our company, so the Compensation Committee is comprised entirely of independent directors. So, there is not a conflict of interest for having a combined Chair/CEO role.

Sara Eisen: Have you ever looked into the possibility? I mean, have you ever done due diligence on a corporate governance side about whether this makes the most sense?

Gloria Bowden: Well, you know, we don’t think there’s one size fits all for every company. For our company, it is the right structure, and we think it’s in the board’s discretion to determine what is the right thing for the company.

Sara Eisen: All right, well, thanks for going through some of the numbers. And just for those who are watching and who are outraged at general CEO compensation—CEOs make millions and millions of dollars, their employees make a tiny fraction of that in general. How would you defend Coca-Cola’s position right now, in light of this very public campaign against the pay plan?

Gloria Bowden: You know, executive compensation really is an important issue in corporate governance today. We acknowledge that, and we actually want to hear from our shareowners on this topic and on other topics. And as a matter of fact, we engage in dialogue with shareowners all the time, whether or not there’s an issue. And as a matter of fact, we talked to our shareowners last year, and we made specific changes to some of our compensation plans this last year, directly in response to some of those shareowner discussions. So, we welcome those discussions, and we hope to continue to have those in the future.

Sara Eisen: All right, good to see you, Gloria. Thanks so much for coming in from Atlanta, from Coke, representing Coke’s stance in this issue. And a quick programming note here – David Winters of Wintergreen will be joining us a little bit later on Closing Bell today for the other side of this argument. Be sure not to miss that one.